                                                                    EXHIBIT 11.1
                                AMERICREDIT CORP.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 (dollars in thousands, except per share amounts)

                                                Three Months Ended                   Six Months Ended
                                                   December 31,                        December 31,
                                        ------------------------------------------------------------------------
                                              2000              1999              2000              1999
                                        ------------------------------------------------------------------------
Weighted average shares outstanding            78,261,907        73,988,228        77,757,716        70,745,962

Incremental shares resulting from
 assumed exercise of stock options              6,156,899         4,970,185         6,130,804         4,572,494
                                        ------------------------------------------------------------------------

Weighted average shares and
  assumed incremental shares                   84,418,806        78,958,413        83,888,520        75,318,456
                                        ========================================================================


NET INCOME                                        $48,442           $19,609           $90,715           $44,933
                                        ========================================================================


EARNINGS PER SHARE:

  Basic                                             $0.62             $0.27             $1.17             $0.64
                                        ========================================================================

  Diluted                                           $0.57             $0.25             $1.08             $0.60
                                        ========================================================================

Basic earnings per share have been computed by dividing net income by weighted average shares outstanding.

Diluted earnings per share have been computed by dividing net income by the weighted average shares and assumed incremental shares. Assumed incremental shares were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of incremental shares.